Newmont Announces First Quarter Net Income from Continuing Operations Up 9% to $1.13 per Share

Quarterly Dividend of $0.35 per share up 75% from Prior Year Quarter

This release should be read in conjunction with Newmont's First Quarter 2012 Form 10-Q filed with the Securities and Exchange Commission on April 26, 2012 (available at www.newmont.com).

DENVER, April 26, 2012 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today reported attributable net income from continuing operations of $561 million or $1.13 per basic share ($1.11 per share on a fully diluted basis), up 9% from $514 million, or $1.04 per basic share in the first quarter 2011. Adjusted net income[1] was $578 million or $1.17 per basic share in first quarter 2012, compared with $513 million, or $1.04 per share for the prior year quarter.

First Quarter Highlights:

  Consolidated revenue of $2.7 billion, an increase of 9% from the prior year quarter;
  Average realized gold and copper price of $1,684 per ounce and $4.01 per pound, up 22% and no change, respectively, from the prior year quarter;
  Attributable gold and copper production of 1.3 million ounces and 35 million pounds, down 2% and 35%, respectively, from the prior year quarter;
  Gold and copper costs applicable to sales ("CAS") of $620 per ounce and $1.98 per pound, up 11% and up 78%, respectively, from the prior year quarter;
  Cash flow from continuing operations of $613 million, down 38% from the prior year quarter;
  Second quarter gold price-linked dividend of $0.35 per share, an increase of 75% from the prior year quarter; and
  Maintaining 2012 Company-wide outlook for production, CAS and capital expenditures.

"We are pleased to announce another quarterly increase in our net income from continuing operations, up 9% over the prior year quarter to $561 million, or $1.13 per share. We also saw gold operating margin expansion of 29%, which outpaced the 22% increase in the average realized gold price from the prior year," said Richard O'Brien, President and CEO. "During the first quarter, we continued to invest in the development of our Akyem project in Ghana, which remains on schedule for initial production in 2014. Regarding Conga in Peru, the project continues to be suspended pending further analysis of the economic and technical impacts from the recently released report from the independent panel," added Mr. O'Brien.

[1] Non-GAAP measure. See page 10 for reconciliation.

Newmont is maintaining its previously announced 2012 outlook for attributable gold and copper production of 5.0 to 5.2 million ounces and 150 to 170 million pounds at CAS of between $625 and $675 per ounce (on a co-product basis) and $1.80 and $2.20 per pound, respectively.

Newmont is also maintaining its 2012 attributable capital expenditure outlook of $3.0 to $3.3 billion, or $4.0 to $4.3 billion on a consolidated basis. However, this estimate assumes the development of the Conga project in Peru proceeds as anticipated in connection with our original 2012 outlook provided in January 2012. As previously disclosed, development of the Conga project was temporarily suspended in November 2011 and recommencement and future development remains subject to certain risks, including political and social risks, and uncertainties, including those relating to the Environmental Impact Assessment ("EIA") review. The Conga project's EIA, which was previously approved by the central government of Peru in October 2010 after an extensive public engagement process, was subject to a review by independent experts during the first quarter at the request of the central government. The results of the independent review were released last week and confirmed that the reviewed sections of the EIA met Peruvian and international standards. The Company is currently in the process of evaluating the recommendations contained in the independent report, and additional recommendations from the central government related to the report, to assess the impact on the project economics. The Company will reevaluate its capital expenditure outlook after completing that evaluation process and when the development schedule of Conga is more clearly defined. Should the Company be unable to continue with the development of Conga, the Company may reprioritize and reallocate capital to other development alternatives in Nevada, Australia, Ghana and Indonesia.

As previously announced, Newmont's Board of Directors approved a second quarter 2012 gold price-linked dividend of $0.35 per share[2] based on the Company's average realized gold price of $1,684 per ounce for the first quarter of 2012, an increase of 75% over the $0.20 per share dividend paid in the second quarter of 2011.

Operations

North America

Nevada – Attributable gold production in Nevada was 435,000 ounces at CAS of $617 per ounce during the first quarter. Gold production was consistent with the prior year quarter due to higher grade ore mined as Gold Quarry resumed production, offset by lower underground ore grade mined at Leeville and Midas.

Costs applicable to sales per ounce decreased 4% as higher underground mining and milling costs were more than offset by an inventory build in 2012 compared to a drawdown of inventory in 2011.

The Company continues to expect 2012 attributable gold production from Nevada of approximately 1.725 to 1.8 million ounces at CAS of between $575 and $625 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 54,000 ounces at CAS of $581 per ounce during the first quarter. Gold production increased 10% due to higher leach placement at Soledad-Dipolos and first production from the Noche Buena pit. CAS increased 49% from the prior year quarter due to higher employee profit sharing costs and Noche Buena commencing production.

The Company continues to expect 2012 attributable gold production from La Herradura of approximately 200,000 to 240,000 ounces at CAS of between $460 and $510 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 188,000 ounces at CAS of $458 per ounce during the first quarter. Gold production increased 27% from the prior year quarter due to higher mill throughput, recovery and grade, partly offset by lower leach production from La Quinua, Carachugo and Yanacocha. CAS per ounce decreased 21% from the prior year quarter due to higher production, partially offset by higher labor, diesel, and workers' participation and lower by-product credits.

[2] Payable on June 28, 2012 to shareholders of record as of June 12, 2012.

The Company continues to expect 2012 attributable gold production from Yanacocha of approximately 650,000 to 700,000 ounces at CAS of between $480 and $530 per ounce.

La Zanja – Attributable gold production during the first quarter at La Zanja in Peru was approximately 13,000 ounces.

The Company continues to expect 2012 attributable gold production from La Zanja of approximately 40,000 to 50,000 ounces.

Asia Pacific

Boddington – Attributable gold and copper production during the first quarter at Boddington in Australia was 162,000 ounces and 14 million pounds, respectively, at CAS of $782 per ounce and $1.94 per pound, respectively. Gold ounces and copper pounds produced were consistent with the prior year quarter as 17% higher throughput was offset by 15% lower grade and 2% lower recovery. Gold CAS increased 31% due to processing lower grade ore, higher milling and mining costs, a higher proportion of costs allocated to gold, and a stronger Australian dollar. Costs applicable to sales per pound decreased 11% mainly due to lower costs allocated to copper.

The Company continues to expect 2012 attributable gold production of approximately 750,000 to 800,000 ounces at CAS of between $800 and $850 per ounce and attributable copper production of 70 to 80 million pounds at CAS of between $2.00 and $2.25 per pound.

Batu Hijau – Attributable gold ounces and copper pounds produced during the first quarter at Batu Hijau in Indonesia were 11,000 ounces and 21 million pounds, respectively, at costs applicable to sales of $913 per ounce and $2.00 per pound, respectively. Gold and copper production decreased 76% and 49%, respectively, due to lower throughput, grade and recovery as a result of processing lower grade stockpiled material as Phase 6 waste stripping continues. Costs applicable to sales per ounce and per pound increased 184% and 108%, respectively, due to lower production, higher labor and diesel costs, and increased waste stripping costs.

The Company continues to expect 2012 attributable gold production of approximately 45,000 to 55,000 ounces at CAS of between $800 and $850 per ounce and attributable copper production to be approximately 80 to 90 million pounds at CAS of between $1.80 and $2.20 per pound.

Other Australia/New Zealand – Attributable gold production during the first quarter was 265,000 ounces at costs applicable to sales of $757 per ounce. Attributable gold ounces produced decreased 11% due to a planned mill shutdown at Waihi, mill maintenance at Kalgoorlie and a build-up of in-process inventory at Jundee and Kalgoorlie, partly offset by higher grade at Tanami. Costs applicable to sales per ounce increased 35% primarily due to lower production, a stronger Australian dollar, lower by-product credits, and higher diesel and royalty costs.

The Company continues to expect 2012 attributable gold production of approximately 980 to 1.03 million ounces at CAS of between $810 and $860 per ounce.

Africa

Ahafo – Attributable gold production during the first quarter at Ahafo in Ghana was 175,000 ounces at CAS of $568 per ounce. Gold production decreased 6% from the prior year quarter due to lower mill throughput and grade, partially offset by a reduction of in-process inventory and higher recovery. CAS per ounce increased 26% from the prior year quarter due to lower production and higher labor, diesel, and royalty costs.

The Company continues to expect 2012 attributable gold production of approximately 570,000 to 600,000 ounces at CAS of between $500 and $550 per ounce.

Capital Update

Consolidated capital expenditures were $720 million during the first quarter. Newmont is maintaining its 2012 attributable capital expenditure outlook of $3.0 to $3.3 billion, or $4.0 to $4.3 billion on a consolidated basis. Capital spending through the first quarter of 2012 has been lower than expected across the portfolio, due to temporary suspension of development at Conga, but is expected to increase throughout the year. For the remainder of the year, 60% of 2012 consolidated capital expenditures are expected to be associated with major project initiatives, assuming the development of the Conga project in Peru proceeds as originally anticipated, while the remaining 40% is expected to be sustaining capital.

2012 Outlook- Q1 Update

	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
Region	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures ($M)	Expenditures ($M)

Nevada	1,725 - 1,800	$575 - $625	$650 - $750	$650 - $750
La Herradura	200 - 240	$460 - $510	$80 - $130	$80 - $130
North America	1,900 - 2,000	$570 - $630	$780 - $830	$780 - $830
Yanacocha	650 - 700	$480 - $530	$530 - $580	$270 - $310
La Zanja	40 - 50	n/a	-	-
Conga (a)	-	-	$1,150 - $1,250	$600 - $650
South America	700 - 750	$480 - $530	$1,750 - $1,950	$800 - $900
Boddington	750 - 800	$800 - $850	$215 - $245	$215 - $245
Other Australia/NZ	980 - 1,030	$810 - $860	$375 - $400	$375 - $400
Batu Hijau(e)	45 - 55	$800 - $850	$200 - $230	$95 - $105
Asia Pacific	1,775 - 1,885	$800 - $850	$800 - $900	$700 - $800
Ahafo	570 - 600	$500 - $550	$240 - $270	$240 - $270
Akyem	-	-	$370 - $420	$370 - $420
Africa	570 - 600	$500 - $550	$600 - $700	$600 - $700
Corporate/Other	-	-	$60 - $70	$60 - $70
Total Gold	5,000 - 5,200	$625 - $675 (b,c)	$4,000 - $4,300(d)	$3,000 - $3,300
Boddington	70 - 80	$2.00 - $2.25	-	-
Batu Hijau(e)	80 - 90	$1.80 - $2.20	-	-
Total Copper	150 - 170	$1.80 - $2.20

(a) The future development of the Conga project remains subject to risks and uncertainties as disclosed  in the Company's cautionary statement.  Development of the Conga project has been temporarily suspended as disclosed on November 30, 2011.  Should the Company be unable to continue with the current development plan at Conga, Newmont may reprioritize and reallocate capital to development alternatives in Nevada, Australia, Ghana, and Indonesia.

(b) 2012 Attributable CAS Outlook is $640 - $690 per ounce.
(c)2012 Net Attributable CAS Outlook (inclusive of by-product credits) is $600 - $650 per ounce.
(d) Includes capitalized interest of approximately $140 million.
(e) Assumes Batu Hijau economic interest of 44.5625% for 2012, subject to final divestiture obligations.

Key Assumptions

Description	Consolidated Expenses ($M)	Attributable Expenses ($M)

General & Administrative	$210 - $230	$210 - $230
Interest Expense	$240 - $260	$230 - $250
DD&A	$1,050 - $1,080	$890 - $920
Exploration Expense	$400 - $430	$360 - $390
Advanced Projects & R&D	$475 - $525	$430 - $480
Tax Rate	28% - 32%	28% - 32%
Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	1.00	1.00

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2012	2011

Sales	$2,683	$2,465

Costs and expenses
Costs applicable to sales (1)	1,017	940
Amortization	231	256
Reclamation and remediation	16	14
Exploration	88	62
Advanced projects, research and development	102	68
General and administrative	54	45
Other expense, net	120	73
	1,628	1,458
Other income (expense)
Other income, net	33	31
Interest expense, net	(52)	(65)
	(19)	(34)
Income before income and mining tax and other items	1,036	973
Income and mining tax expense	(343)	(305)
Equity income (loss) of affiliates	(19)	2
Income from continuing operations	674	670
Loss from discontinued operations	(71)	-
Net income	603	670
Net income attributable to noncontrolling interests	(113)	(156)
Net income attributable to Newmont stockholders	$490	$514

Net income attributable to Newmont stockholders:
Continuing operations	$561	$514
Discontinued operations	(71)	-
	$490	$514
Income per common share
Basic:
Continuing operations	$1.13	$1.04
Discontinued operations	(0.14)	-
	$0.99	$1.04
Diluted:
Continuing operations	$1.11	$1.03
Discontinued operations	(0.14)	-
	$0.97	$1.03

Cash dividends declared per common share	$0.35	$0.15

(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 31,
	2012	2011
Operating activities:
Net income	$603	$670
Adjustments:
Amortization	231	256
Loss from discontinued operations	71	-
Reclamation and remediation	16	14
Deferred income taxes	(55)	(33)
Stock based compensation and other non-cash benefits	17	19
Impairment of marketable securities	24	-
Gain on asset sales, net	(10)	(3)
Other operating adjustments and write-downs	72	45
Net change in operating assets and liabilities	(356)	21
Net cash provided from continuing operations	613	989
Net cash used in discontinued operations	(4)	-
Net cash provided from operations	609	989
Investing activities:
Additions to property, plant and mine development	(696)	(402)
Purchases of marketable securities	(143)	(12)
Acquisitions, net	(11)	(7)
Proceeds from sale of other assets	12	6
Other	(17)	(3)
Net cash used in investing activities	(855)	(418)
Financing activities:
Proceeds from debt, net	3,346	-
Repayment of debt	(1,907)	(31)
Payment of conversion premium on debt	(172)	-
Dividends paid to common stockholders	(173)	(74)
Dividends paid to noncontrolling interests	-	(15)
Proceeds from stock issuance, net	2	3
Other	(2)	-
Net cash provided from (used in) financing activities	1,094	(117)
Effect of exchange rate changes on cash	4	23
Net change in cash and cash equivalents	852	477
Cash and cash equivalents at beginning of period	1,760	4,056
Cash and cash equivalents at end of period	$2,612	$4,533

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At March 31,	At December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$2,612	$1,760
Trade receivables	349	300
Accounts receivable	362	320
Investments	179	94
Inventories	699	714
Stockpiles and ore on leach pads	744	671
Deferred income tax assets	263	396
Other current assets	884	1,133
Current assets	6,092	5,388
Property, plant and mine development, net	16,364	15,881
Investments	1,479	1,472
Stockpiles and ore on leach pads	2,470	2,271
Deferred income tax assets	1,652	1,605
Other long-term assets	904	857
Total assets	$28,961	$27,474
LIABILITIES
Debt	$69	$689
Accounts payable	497	561
Employee-related benefits	245	307
Income and mining taxes	343	250
Other current liabilities	1,417	2,133
Current liabilities	2,571	3,940
Debt	6,081	3,624
Reclamation and remediation liabilities	1,263	1,169
Deferred income tax liabilities	2,100	2,147
Employee-related benefits	484	459
Other long-term liabilities	397	364
Total liabilities	12,896	11,703

EQUITY
Common stock	785	784
Additional paid-in capital	8,263	8,408
Accumulated other comprehensive income	658	652
Retained earnings	3,369	3,052
Newmont stockholders' equity	13,075	12,896
Noncontrolling interests	2,990	2,875
Total equity	16,065	15,771
Total liabilities and equity	$28,961	$27,474

Production Statistics Summary
	Three Months Ended March 31,
	2012	2011
Gold
Consolidated ounces produced (thousands):
North America
Nevada	435	433
La Herradura	54	49
	489	482
South America
Yanacocha	366	289

Asia Pacific
Boddington	162	163
Batu Hijau	22	93
Other Australia/New Zealand	265	299
	449	555
Africa
Ahafo	175	186
	1,479	1,512

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	14	13
Batu Hijau	43	85
	57	98

Gold
Attributable ounces produced (thousands):
North America
Nevada	435	433
La Herradura	54	49
	489	482
South America
Yanacocha	188	148
Other South America Equity Interests	13	12
	201	160

Asia Pacific
Boddington	162	163
Batu Hijau	11	44
Other Australia/New Zealand	265	299
Other Asia Pacific Equity Interests	4	4
	442	510
Africa
Ahafo	175	186
	1,307	1,338

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	14	13
Batu Hijau	21	41
	35	54

CAS and Capital Expenditures
	Three Months Ended March 31,
Gold	2012	2011
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$617	$643
La Herradura	581	390
	613	617
South America
Yanacocha	458	583
Asia Pacific
Boddington	782	596
Batu Hijau	913	322
Other Australia/New Zealand	757	560
	774	527
Africa
Ahafo	568	451
Average	$620	$557
Attributable to Newmont	$637	$562
Copper
Costs Applicable to Sales ($/pound)(1)
Asia Pacific
Boddington	$1.94	$2.19
Batu Hijau	2.00	0.96
Average	$1.98	$1.11
Attributable to Newmont	$1.97	$1.23
(1) Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended March 31,
	2012	2011
Consolidated Capital Expenditures ($ million)
North America
Nevada	$157	$95
Hope Bay	-	19
La Herradura	21	16
	178	130
South America
Yanacocha	93	41
Conga	147	64
	240	105
Asia Pacific
Boddington	23	49
Batu Hijau	33	40
Other Australia/New Zealand	70	62
Other Asia Pacific	3	2
	129	153
Africa
Ahafo	50	15
Akyem	85	28
	135	43
Corporate and Other	38	14
Total - Accrual Basis	$720	$445
Change in Capital Accrual	(24)	(43)
Total - Cash Basis	$696	$402
Attributable to Newmont (Accrual Basis)	$586	$373

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

Three months ended
March 31,
(in millions except per share, after-tax)	2012	2011
GAAP Net income (1)	$ 490	$ 514
Other impairments/asset sales	17	(1)
Adjusted net income	$ 578	$ 513
Net income per share, basic	$ 0.99	$ 1.04
Adjusted net income per share, basic	$ 1.17	$ 1.04
Adjusted net income per share, diluted	$ 1.15	$ 1.02
(1) Attributable to Newmont stockholders.

Costs Applicable to Sales per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce/pound
	Gold		Copper
	Three Months Ended,		Three Months Ended,
	2012	2011	2012	2011
Costs applicable to sales:
Consolidated	$902	$823	$115	$117
Noncontrolling interests (1)	(91)	(94)	(44)	(46)
Attributable to Newmont	$811	$729	$71	$71

Gold/Copper sold (000 ounces/million lbs):
Consolidated	1,455	1,478	58	105
Noncontrolling interests (1)	(181)	(182)	(22)	(48)
Attributable to Newmont	1,274	1,296	36	57

Costs applicable to sales per ounce/pound:
Consolidated	$620	$557	$1.98	$1.11
Attributable to Newmont	$637	$562	$1.97	$1.23

Net attributable costs applicable to sales per ounce
	Three Months Ended,
	2012	2011
Attributable costs applicable to sales:
Gold	$811	$729
Copper	71	71
	$882	$800

Copper revenue:
Consolidated	$(233)	$(422)
Noncontrolling interests (1)	89	190
	(144)	(232)
Net attributable costs applicable to sales	$738	$568

Attributable gold ounces sold (thousands)	1,274	1,296

Net attributable costs applicable to sales per ounce	$580	$438

(1) Relates to partners' interests in Batu Hijau and Yanacocha.

Conference Call Information

A conference call will be held on Friday, April 27, 2012 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.396.4180
Intl Replay Number	203.369.0506
Replay Passcode	2012

Webcast Details
URL	http://services.choruscall.com/links/newmont120224.html

Cautionary Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates and expectations regarding the Company's strategy and plans; (ii) estimates of future mineral production and sales; (iii) estimates of future operating costs, costs applicable to sales and other costs; (iv) estimates of future capital expenditures and consolidated advanced projects, research and development expenditures; and (v) the Company's exploration pipeline and expectations regarding the development, growth and exploration potential of the Company's projects, including project start dates, ramp up, life, pipeline timelines (including commencement of mining, drilling and stage gate advancement and expansion opportunities) and expected project returns; (vi) potential ounces or tons of reserves, non-reserve mineralization and potential resources; (vii) dividend payments and increases; (viii) future liquidity, cash and balance sheet expectations; and (ix) other financial outlook for the Company's operations and projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political, social and legal developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels and such supplies otherwise being available on bases consistent with the Company's current expectations; and (vii) the accuracy of our current mineral reserve and mineral resource estimates and exploration information. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to: (i) gold and other metals price volatility; (ii) currency fluctuations; (iii) increased capital and operating costs and scarcity of competition for required labor and supplies; (iv) variances in ore grade or recovery rates from those assumed in mining plans; (v) political and operational risks; (vi) community relations, conflict resolution and outcome of projects or oppositions; and (vii) governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com; or Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com; or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com